Agreement and Plan of Reorganization

                                  by and among

                    NELX, Inc. and Lincoln Aztec Corporation

                          dated _________________, 1997

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------
                                   NELX, Inc.
                                       and
                            Lincoln Aztec Corporation

     This Agreement and Plan of Reorganization ("Agreement"), dated as of _________________, 1997 among NELX, Inc. ("NELX") a Kansas Corporation registered with the U.S. Securities and Exchange Commission ("SEC") under 12(g) of the Securities and Exchange Act of 1934 (the "Exchange Act"), Lincoln Aztec Corporation ("LAC"), a New Mexico Corporation, and the undersigned shareholders of Lincoln Aztec Corporation ("LAC Shareholders").

                              W I T N E S S E T H:

     A. WHEREAS, NELX and LAC are corporations duly organized under the laws of the State of Kansas and New Mexico, respectively.

     B. Plan of Reorganization. The LAC Shareholders are the owners of all of the issued and outstanding common stock of LAC. It is the intention that all of the issued and outstanding stock of LAC shall be acquired by NELX in exchange solely for its voting stock. For federal income tax purposes it is intended that this exchange shall qualify as a reorganization within the meaning of SEC 368
(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. Exchange of Shares. NELX and the LAC Shareholders agree that all of the outstanding common shares of LAC shall be exchanged with NELX for 33,500,000 shares of the $.0001 par value voting common stock of NELX. The pro rata numbers of the NELX Shares, on the closing date, shall be delivered to the individual shareholders in exchange for their LAC shares as hereinafter set forth. Further, certain warrants, as provided for in Section 1.3 and 1.4, shall also be delivered to LAC Shareholders. Any NELX shares which are to be exchanged for LAC common stock shares which are newly issued to Powers Elevation Co., Inc. shareholders and/or which are newly issued to others to accomplish the LAC private placement to raise the funds necessary to complete the Powers Elevation Co., Inc. transaction, as provided for in Section 4.2 (such newly issued LAC shares hereinafter referred to as "New LAC Shares") shall be a portion of and not in addition to such 33,500,000 shares.

     D. WHEREAS, the parties hereto wish to enter into this Agreement, pursuant to the provisions of the Kansas Statutes.

     NOW, THEREFORE, it is agreed among the parties as follows:

                                    ARTICLE I

                                  The Exchange
                                  ------------

     1.1 Subject to the conditions set forth herein on the "Effective Date" (as herein defined), the Shareholders of LAC shall exchange all of their shares of Lincoln Aztec Corporation for 33,500,000 NELX Shares. The transactions contemplated by this Agreement shall be completed at a closing ("Closing") on a closing date ("Closing Date") which shall be as soon as possible after all regulatory approvals and shareholder approvals are obtained in accordance with law as set forth in this Agreement.

     On the Closing Date, all of the documents to be furnished to LAC and NELX, including the documents to be furnished pursuant to Article VII of this Agreement, shall be delivered to NELX to be held in escrow until the Effective Date or the date of termination of this Agreement, whichever first occurs, and thereafter shall be promptly distributed to the parties as their interests may appear.

     1.2 At the Effective Date, LAC shall become a wholly owned subsidiary of NELX, Inc. Its shareholders shall receive pro rata shares of $.0001 par value voting common stock of NELX.

     1.3 In addition, NELX shall issue to LAC shareholders a warrant at $.01 convertible to 4,050,000 shares of stock, subject to due diligence and satisfaction by NELX obtaining an appraisal from a reliable third party and conducting a sale or sales at an average value or price per net leasehold acre of at least Ten Dollars covering a combined total of not less than 25,000 net leasehold acres out of the approximate 120,000 net leasehold acres held by LAC on the Effective Date. If such sales are for an average price of less than Ten Dollars per net leasehold acre, a proportionate adjustment shall be made to lower the balance of the warrant with such adjustment to be by the ratio of the actual average appraisal or sales price per net leasehold acre divided by Ten Dollars. Pending review of expiration and rentals of leases and evaluation within one year of signing unless mutually agreed to another formula. If funds are needed within the company, the shares will be adjusted proportionately.

     1.4 In addition, for each two shares of NELX stock issued in exchange for New LAC Shares, one warrant shall also be issued. Such warrant will have a one year term for the purchase of one share of NELX stock at a price of $.75 per share.

     1.5 If this Agreement is duly adopted by the holders of the requisite number of shares, in accordance with the applicable laws and subject to the other provisions hereof, such documents as may be required by law to accomplish the Agreement shall be filed as required by law to effectuate same, and it shall become effective. The time of filing the last document required by law shall be the Effective Date for the Agreement. For accounting purposes, the Agreement shall be effective as of 12:01 a.m., on the last day of the month preceding the Effective Date.

                                   ARTICLE II

                         Issuance and Exchange of Shares
                         -------------------------------

     2.1 The shares of $.0001 par value common stock of NELX (as provided in Section 1.2) shall be issued by it to LAC shareholders (other than those shares as to which dissenters' rights have been perfected in accordance with New Mexico law), pro rata to the proportion of LAC Shareholders or shares held.

     2.2 LAC represents that no outstanding options or warrants for its shares exist.

     2.3 The stock transfer books of LAC shall be closed on the Effective Date, and thereafter no transfers of the stock of LAC shall be made. LAC shall appoint an exchange agent ("Exchange Agent"), which is expected to be NELX's then stock transfer agent ("Stock Transfer Agent"), to accept surrender of the certificates representing the shares of LAC, and to deliver in exchange for such surrender certificates, shares of common stock of NELX. The authorization of the Exchange Agent may be terminated by NELX after six months following the Effective Date. Upon termination of such authorization, any shares of LAC and funds held by the Exchange Agent for payment to LAC shareholders pursuant to this Agreement shall be transferred to NELX or its designated agent who shall thereafter perform the obligations of the Exchange Agent. If outstanding certificates for shares of LAC are not surrendered or the payment for them not claimed prior to such date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and other applicable law, become the property of NELX (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of LAC shares for any amount paid to any governmental unit or agency having jurisdiction of such unclaimed item pursuant to the abandoned property or other applicable law of such jurisdiction.

     2.4 No fractional shares of NELX stock shall be issued as a result of the Agreement. Shares shall be rounded to nearest whole share.

     2.5 At the Effective Date, each holder of a certificate or certificates representing shares of LAC, upon presentation and surrender of such certificate or certificates to the Exchange Agent, shall be entitled to receive the consideration set forth herein, except that holders of those shares as to which dissenters' rights shall have been asserted and perfected pursuant to New Mexico law shall not be converted into shares of NELX common stock, but shall represent only such dissenters' rights. Upon such presentation, surrender, and exchange as provided in this Section 2.5, certificates representing shares of LAC previously held shall be canceled. Until so presented and surrendered, each certificate or certificates which represented issued and outstanding shares of LAC at the Effective Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in Sections 1.2 and 1.3 of this Agreement. If the certificates representing shares of LAC have been lost, stolen, mutilated or destroyed, the Exchange Agent shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

                                   ARTICLE III

                Representations, Warranties and Covenants of NELX
                -------------------------------------------------

     No representations or warranties are made by any director, officer, employee or shareholder of NELX as individuals, except as and to the extent stated in this Agreement or in a separate written statement (the "NELX Disclosure Statement") if any. NELX hereby represents, warrants and covenants to LAC except as stated in the NELX Disclosure Statement, as follows:

     3.1 NELX is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of NELX, copies of which have been delivered to LAC herewith, are complete and accurate, and the minute books of NELX contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and board of directors of NELX.

     3.2 The aggregate number of shares which NELX is authorized to issue is 500,000,000 shares of common stock with $.0001 par value and no shares of preferred stock of which no more than 25,000,000 shares of such common stock are issued and outstanding, fully paid and non-assessable. NELX has no outstanding options, warrants, or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock, except pending acquisition contracts for exchange of assets for common stock as disclosed to LAC in writing. This contract is subject to cancellation of the Firstland Offshore Exploration, Inc. agreement, or the spin-off of Firstland Exploration, Inc. prior to consummation of the transaction contemplated hereunder. NELX existing shareholders will retain any interests in the Gulf of Mexico, East Main Pass, Blocks 253 & 254 it may own and spin same off to its shareholders.

     The subsidiaries of NELX are each an association, corporation, or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or association; each has the power and authority to lease its properties and to carry on its business as now being conducted and is qualified to do business; and each holds or shall hold all licenses, franchises, permits or other governmental authorizations required to enable it to conduct its business or own its properties in every jurisdiction in which it currently conducts business or owns property and where the failure to do so would have a material adverse effect on the business of the subsidiary. All outstanding shares of capital stock of each subsidiary are duly and validly authorized and issued, fully paid and non-assessable. NELX directly or indirectly owns all of the issued and outstanding capital stock of such subsidiaries.

     3.3 NELX has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

     3.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by NELX will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of NELX.

     3.5 The execution, delivery and performance of this Agreement has been duly authorized and approved by NELX's Board of Directors.

     3.6 NELX will deliver to LAC consolidated audited financial statements of NELX and its subsidiaries, as of May 31, 1996. All such statements, herein sometimes called "NELX Financial Statements", are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of NELX for the periods included. The May 31, 1996, statements have been prepared in accordance with generally accepted accounting principles.

     3.7 Since the dates of the NELX Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise of NELX except foreclosures commenced on real property. NELX does not have any material liabilities or obligations secured or unsecured (whether accrued, absolute, contingent or otherwise), except as disclosed under the acquisition agreements listed on Exhibit B attached hereto.

     3.8 There are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of the officers of NELX, threatened against NELX or affecting any of its assets or properties, and NELX is not in any material breach or violation of or default under any contract or instrument to which NELX is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by NELX under any contract or other instrument to which NELX is a party or by which it or any of its properties may be bound or affected, or under its respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to NELX, except foreclosure actions relating to its real property, and the Pezoldt lawsuit.

     3.9 NELX shall not enter into or consummate any transactions prior to the Effective Date other than in the ordinary course of business except those disclosed by Exhibit B and will pay no dividend, or increase the compensation of officers and will enter into no agreement or transaction which would adversely affect its financial condition; however NELX is legally obligated to issue approximately 2 million shares of common stock to satisfy obligations and accounts.

     3.10 All liability of NELX has been properly provided for and is adequate to comply with all regulatory requirements regarding same.

     3.11 The representations and warranties of NELX shall be true and correct as of the date hereof and as of the Effective Date.

     3.12 NELX has delivered, to LAC true and correct copies of the NELX 10-K and each of its other reports to shareholders and filing with the Securities and Exchange Commission ("SEC") for the current year. NELX will also deliver to LAC on or before the Closing Date any reports relating to the financial and business condition of NELX which are filed with the SEC after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

     NELX has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (the "Federal Securities Laws") except 1995 10K. No such reports, or any reports sent to the shareholders of NELX generally, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.

     3.13 NELX has delivered to LAC a copy of each of the federal income tax returns of NELX for the year ending May 31, 1996. The provisions for taxes paid by NELX are believed by NELX to be sufficient for payment of all accrued and unpaid federal, state, county and local taxes of NELX (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports of other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Provision has been made for the payment of all taxes due to date by NELX, including taxes for the current year ending May 31, 1996. No federal income tax return of NELX is currently under audit.

     3.14 NELX has an employee benefit plan.

     3.15 No representation or warranty by NELX in this Agreement, the NELX Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

     3.16 NELX agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of LAC and its subsidiaries, as provided in the Articles of Incorporation or Bylaws or otherwise in effect on the date hereof shall survive the transactions contemplated hereby in accordance with their terms, and NELX expressly assumes such indemnification obligations of LAC.


                                   ARTICLE IV

                Representations, Warranties and Covenants of LAC
                ------------------------------------------------

     No representations or warranties are made by any director, officer, employee or shareholder of LAC as individuals, except as and to the extent stated in this Agreement or in a separate written statement (the "LAC Disclosure Statement").

     LAC hereby represents, warrants and covenants to NELX, except as stated in the LAC Disclosure Statement, as follows:

     4.1 LAC is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of LAC, copies of which have been delivered to NELX, are complete and accurate, and the minute books of LAC contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of LAC.

     4.2 The aggregate number of shares which LAC is authorized to issue is 5,000,000 shares of common stock with a par value of $.01 per share, and no shares of preferred stock of which 2,000,000 shares of such common stock are issued and outstanding, fully paid and non-assessable. LAC has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock. Except that LAC may issue up to 1,000,000 New LAC Shares in a planned private placement and/or to Powers Shareholders for the acquisition of Powers Elevation Co., Inc., which shall convert to NELX shares included in the total of 33,500,000 shares contemplated in this agreement.

     LAC owns or will own concurrent with closing 100% of the issued and outstanding stock of Powers Elevation Co., Inc.

     The subsidiaries of LAC are each an association, corporation, or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or association; each has the power and authority to lease its properties and to carry on its business as now being conducted and is qualified to do business; and each holds or shall hold all licenses, franchises, permits or other governmental authorizations required to enable it to conduct its business or own its properties in every jurisdiction in which it currently conducts business or owns property and where the failure to do so would have a material adverse effect on the business of the subsidiary. All outstanding shares of capital stock of each subsidiary are duly and validly authorized and issued, fully paid and non-assessable. LAC directly or indirectly owns all of the issued and outstanding capital stock of such subsidiaries.

     4.3 LAC has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

     4.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by LAC will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of LAC.

     4.5 The execution of this Agreement has been duly authorized and approved by the LAC's Board of Directors.

     4.6 LAC has delivered to NELX such financial statements of LAC as currently exist.

     4.7 LAC has delivered to NELX a list and description of all pending legal proceedings involving LAC, none of which will materially adversely affect them, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of LAC, threatened against LAC or affecting any of its assets or properties, and LAC is not in any material breach or violation of or default under any contract or instrument to which LAC is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by LAC under any contract or other instrument to which LAC is a party or by which they or any of their respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to LAC .

     4.8 Other than the possible acquisition of Powers Elevation Co., Inc., LAC shall not enter into or consummate any transactions prior to the Effective Date other than in the ordinary course of business and will pay no dividend, or increase the compensation of officers and will not enter into any agreement or transaction which would adversely affect its financial condition, except that it may sell parcels of its property and pay off debt.

     4.9 LAC is not a party to any contract performable in the future except contracts to be performed in the normal course of business.

     4.10 The representations and warranties of LAC shall be true and correct as of the date hereof and as of the Effective Date.

     4.11 LAC has delivered, or will deliver within two weeks of the date of this Agreement, to NELX, all of its corporate books and records for review, true and correct copies of LAC 's tax return since 1993. LAC will also deliver to NELX on or before the Closing Date any reports relating to the financial and business condition of LAC which occur after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

     4.12 LAC will deliver to NELX a copy of the federal income tax returns of LAC for the year ended December 31, 1995, and for any additional open years. The provisions for taxes paid by LAC are believed by LAC to be sufficient for payment of all accrued and unpaid federal, state, county and local taxes of LAC (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports or other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. No federal income tax return of LAC is currently under audit. Ad Valorem taxes due shall be paid by NELX at closing.

     4.13 LAC has no employee benefit plan in effect at this time.

     4.14 No representation or warranty by LAC in this Agreement, the LAC Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

     4.15 LAC understands and agrees that NELX, in light of the circumstance in which they were made, reserves the right to cancel this agreement if NELX finds the books and records of the corporation unsatisfactory or if disclosure is inadequate or cannot be accurately made. Such cancellation shall not be unreasonable.

                                    ARTICLE V

              Obligations of the Parties Pending the Effective Date
              -----------------------------------------------------

     5.1 This Agreement shall be duly submitted to the shareholders of LAC for the purpose of considering and acting upon this Agreement in the manner required by law at a meeting of shareholders on a date selected by LAC, such date to be the earliest practicable date. The Board of Directors of LAC, subject to its fiduciary obligations to shareholders, shall use its best efforts to obtain the requisite approval of LAC shareholders of this Agreement and the transactions contemplated herein. LAC and NELX shall take all reasonable and necessary steps and actions to comply with and to secure LAC shareholder approval of this Agreement and regulations of such states.

     5.2 At all times prior to the Effective Date during regular business hours, each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings and, in addition, shall either furnish or cause to be furnished, or shall destroy, or shall maintain with such standard of care as is exercised with respect to its own confidential or proprietary information, all copies of all documents or other written records developed or prepared by such party on the basis of such confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made,
(b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made.

     5.3 LAC and NELX shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

     5.4 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.

                                   ARTICLE VI

                             Procedure for Exchange
                             ----------------------

     6.1 At the Effective Date, the exchange shall be effected as set forth in Kansas Revised Statutes with stock certificates (or proper stock powers for certificates) of LAC being exchanged for NELX certificates as and when submitted to the transfer agent. If no agreement with Powers Elevation Co., Inc. is made this Agreement is null and void.

                                   ARTICLE VII

            Conditions Precedent to the Consummation of the Exchange
            --------------------------------------------------------

     The following are conditions precedent to the consummation of the Agreement on or before the Effective Date:

     7.1 NELX shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Effective Date and LAC and NELX shall provide one another at the Closing with a certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

     7.2 This Agreement, the transactions contemplated herein shall have been duly and validly authorized, approved and adopted, at meetings of the shareholders of LAC duly and properly called for such purpose in accordance with the applicable laws.

     7.3 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

     7.4 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for NELX and LAC.

     7.5 The representations and warranties made by NELX and LAC in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date, except to the extent that such representations and warranties may be untrue on and as of the Effective Date because of (1) changes caused by transactions suggested or approved in writing by NELX or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of LAC or NELX during or arising after the date of this Agreement.)

     7.6 LAC shall have furnished NELX with:

     (1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of LAC approving this Agreement and the transactions contemplated by it and directing the submission thereof to a vote of the shareholders of LAC;

     (2) a certified copy of a resolution or resolutions duly adopted by a majority of all of the classes of outstanding shares of LAC capital stock approving this Agreement and the transactions contemplated by it;

     (3) an agreement from each "affiliate" of LAC as defined in the rules adopted under the Securities Act of 1933, as amended, to the effect that (a) the affiliate is familiar with SEC Rules 144 and 145; (b) none of the shares of NELX common stock will be transferred by or through the affiliate in violation of the Federal Securities Laws; (c) the affiliate will not sell or in any way reduce his risk relative to any NELX common stock received pursuant to this Agreement until such time as financial results covering at least 30 days of post-closing date combined operations shall have been published by NELX on SEC Form 10-Q or otherwise; and (d) the affiliate acknowledges that NELX is under no obligation to register the sale, transfer, or the disposition of NELX common stock by the affiliate or to take any action necessary in order to make an exemption from registration available to the affiliate, but understands that NELX will satisfy the public information requirements of Rules 144 and 145 during the three-year period following the Closing Date.

     7.7 NELX shall furnish LAC with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of NELX, approving this Agreement and the transactions contemplated by it.

     7.8 a) LAC shall provide all books and records necessary to and pay for and obtain an audit from Certified Public Accountants for LAC, current to date, pursuant to Reg. S-X under the Securities and Exchange Act of 1934.

     b) NELX shall pay for and provide accountants audit services to make all reports current as required under the Securities Exchange Act of 1934.

                                  ARTICLE VIII

                           Termination and Abandonment
                           ---------------------------

     8.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of LAC) prior to the Effective Date:

     (a)  By mutual consent of NELX and LAC, in writing;

     (b) By NELX, or LAC, if any condition set forth in Article VII relating to the other party has not been met or has not been waived;

     (c) By NELX, or LAC, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

     (d) By any party, if there is discovered any material error, misstatement or omission in the representations and warranties of another party; or

     (e) By any party if the Agreement Effective Date is not within 90 days from the date hereof.

     8.2 Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors provided; however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.

                                   ARTICLE IX

       Termination of Representation and Warranties and Certain Agreements
       -------------------------------------------------------------------

     9.1 The respective representations and warranties of the parties hereto shall expire with, and be terminated and extinguished by consummation of the Agreement; provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.

                                    ARTICLE X

                                  Miscellaneous
                                  -------------

     10.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

     10.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     10.3 Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. NELX and LAC each represent to the others that if it has employed any investment bankers, brokers, finders, or intermediaries in connection with the transaction contemplated hereby who might be entitled to any fee or other payment from NELX, such shall be the sole responsibility of NELX.

     10.4 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

     10.5 This Agreement may be amended upon approval of the Board of Directors of each party provided that the shares issuable hereunder shall not be amended without approval of the requisite shareholders of LAC.

     10.6 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To NELX, Inc.:

         10200 W. 44th Ave, #400
         Wheat Ridge, CO 80033

To Lincoln Aztec Corporation:

         518 17th Street, Suite 1212
         Denver, CO  80202

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

     10.7 NELX agrees upon closing to appoint three directors to the Board of NELX choosing to serve until the next Board of Directors meeting. In addition, NELX agrees to negotiate after the date of the Letter of Intent other management issues, as may be necessary, to be effective after closing and a separate agreement will be formalized prior to closing.

     IN WITNESS WHEREOF, the parties have set their hands and seals this day of __________________, 1997.



NELX, Inc.                                      Lincoln Aztec Corporation

By:                                             By:
   ----------------------------------               ----------------------------
   President                                        President

Attest:                                         Attest:
       ------------------------------                  -------------------------
            Secretary                                  Secretary

SHAREHOLDERS OF LINCOLN AZTEC CORPORATION



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                                       15

                                   EXHIBIT "B"



     1. NELX has spun out the NELX Marketing, Inc., division with the AeroLink and AeroSearch devices.

     2. NELX intends to spin out any oil and gas and/or the FOEC agreement on the platform company.

     3. NELX intends to sell certain real estate (240 acres in Erie, Colorado and its Provo, Utah building) for notes and securities under terms it deems appropriate in its sole discretion.


                                       16